As filed with the Securities and Exchange Commission on December 13, 2010

Registration No. 333-150476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1411755
(State or Other Jurisdiction of Incorporation or Organization)	I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, Including Zip Code, of Principal Executive Offices)

Harrah’s Entertainment, Inc. Management Equity Incentive Plan

(Full Title of the Plan)

Michael D. Cohen, Esq.

Vice President and Corporate Secretary

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV

(702) 407-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Monica K. Thurmond, Esq.

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

EXPLANATORY NOTE

Caesars Entertainment Corporation, a Delaware corporation (formerly known as Harrah’s Entertainment, Inc., the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2008 (Commission File No. 333-150476 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s non-voting common stock (the “Non-Voting Common Stock”), thereby registered for offer or sale pursuant to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). A total of 3,733,835 shares of Non-Voting Common Stock were initially registered for issuance under the Registration Statement.

On November 23, 2010, the Registrant completed a reclassification of its securities such that the Non-Voting Common Stock converted on a one-for-one basis into shares of voting common stock (the “Voting Common Stock”). As a result of the reclassification, the Registrant will be delivering shares of Voting Common Stock pursuant to the Plan and will no longer be delivering shares of Non-Voting Common Stock. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister 3,733,835 shares of Non-Voting Common Stock that have been or may be sold pursuant to the Plan (the “Previously Registered Shares”). The Previously Registered Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Voting Common Stock now available for offer or sale pursuant to the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 13, 2010.

CAESARS ENTERTAINMENT CORPORATION

By:	/S/ GARY W. LOVEMAN
Gary W. Loveman
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ GARY W. LOVEMAN Gary W. Loveman	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	December 13, 2010

* Jonathan S. Halkyard	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2010

* Jeffrey Benjamin	Director	December 13, 2010

* David Bonderman	Director	December 13, 2010

* Karl Peterson	Director	December 13, 2010

* Eric Press	Director	December 13, 2010

* Marc Rowan	Director	December 13, 2010

* Christopher J. Williams	Director	December 13, 2010

* Kelvin Davis	Director	December 13, 2010

*By:	/S/ GARY W. LOVEMAN
Gary W. Loveman Attorney-in-Fact

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary W. Loveman, Jonathan S. Halkyard and Michael D. Cohen, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/S/ DIANE E. WILFONG Diane E. Wilfong	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 13, 2010

Lynn C. Swann	Director

Jonathan Coslet	Director

David Sambur	Director

Jinlong Wang	Director